EXHIBIT 99.1

The Community Financial Corporation Operating Results for the Three Months Ended and Year Ended December 31, 2019

WALDORF, Md., Jan. 31, 2020 (GLOBE NEWSWIRE) -- The Community Financial Corporation (NASDAQ: TCFC) (the “Company”), the holding company for Community Bank of the Chesapeake (the “Bank”), reported its results of operations for the fourth quarter and year ended December 31, 2019.

The Company reported net income for the three months ended December 31, 2019 of $4.1 million or diluted earnings per share of $0.73 compared to a net income for the fourth quarter of 2018 of $3.8 million or a diluted earnings per share of $0.69. The Company’s return on average assets (“ROAA”) and return on average common equity (“ROACE”) were 0.91% and 9.58% for the three months ended December 31, 2019 compared to 0.93% and 10.01% for the three months ended December 31, 2018. For the three months ended September 30, 2019, net income, diluted earnings per share, ROAA and ROACE were $3.7 million, $0.66, 0.84% and 8.86%, respectively.

Net income for the year ended December 31, 2019 was $15.3 million or  $2.75 per diluted share compared to net income of $11.2 million or $2.02 per diluted share for the year ended December 31, 2018. The year ended December 31, 2018 included merger and acquisition costs net of tax of $2.7 million. Merger and acquisition costs did not impact earnings per share in 2019. The impact of merger and acquisition costs resulted in a reduction to 2018 earnings per share of approximately $0.49. The Company’s ROAA and ROACE were 0.88% and 9.32%  in 2019 compared to 0.70% and 7.53% in 2018.

Management Commentary

On December 31, 2019, the Company issued a total of 312,747 shares of its common stock, par value $0.01 in a private placement offering. The Company received net proceeds of $10.6 million after deal expenses. There were no underwriting discounts or commissions and the majority of the offering participants were accredited investors that were also residents of the communities in the Company's footprint. The Company planned to use the proceeds in part to redeem the Company’s outstanding $23.0 million of 6.25% fixed-to-floating rate subordinated notes (the “subordinated notes”) that are due on February 15, 2025. On January 14, 2020, the Company received the requisite regulatory non-objection approval to redeem the subordinated notes on February 15, 2020. The Company expects to fund the redemption with the $10.6 million in net proceeds from its private placement offering of common stock and a cash dividend from the Bank.

The community capital raise of $10.6 million in net proceeds was an important step in aligning the Bank's growth plans with local investors, including businesses and customers in our market areas. Redemption of $23.0 million in subordinated notes in February 2020 will positively impact net interest margin and be accretive to earnings. The annualized increase in net interest margin for a $1.4 million reduction in interest expense is estimated between eight and nine basis points.

During the year ended December 31, 2019, the Bank stabilized net interest margin, controlled expenses, organically grew loans and improved credit quality. The second half of 2019 was highlighted with a stable net interest margin due mainly to the Bank's slight liability-sensitivity. There was a small decrease of four basis points from 3.33% in the third quarter of  2019 to 3.29% for the three months ended December 31, 2019. Accretion interest and nonaccrual interest increased net interest margin by four basis points in the third and fourth quarters of 2019. An inverted yield curve as well as strong competition, contributed to net interest margin contraction beginning in the second half of 2018. Overall loan growth for 2019 of 8% was as expected and based on management's evaluation of loan opportunities in light of marginal and total funding costs.

During the fourth quarter of 2019 the cost of funds decreased at a slightly slower pace than asset repricing. The reduction of the October Fed Funds rate to 1.75% decreased loan yields in the residential loan portfolio due to refinancing activity as well as loan products tied to the prime rate. However, the commercial real estate portfolio, the Bank's largest portfolio, increased from a 4.67% yield in third quarter of 2019 to 4.70% yield in the fourth quarter of 2019. In addition, increased  balance sheet liquidity from seasonal deposit growth during the third quarter of 2019, increased average balances into the fourth quarter, which partially offset a decline in the costs of funds attributable to a reduction in customer deposit rates. Management anticipates a stable to slight increase in net interest margin in the first quarter of 2020 based on decreased interest expense from a reduction in customer deposit rates, the run-off of higher beta seasonal deposits and the redemption of $23.0 million of subordinated notes in February 2020.

The Company improved on-balance sheet liquidity over the last 24 months. Our loan to deposit ratio decreased from 103.1% at December 31, 2017 to 93.5% at December 31, 2018 and 95.6% at December 31, 2019. At the same time, wholesale funding, which includes brokered deposits and Federal Home Loan Bank advances, decreased from $261.9 million or 18.6% of assets at December 31, 2017 to $108.5 million or 6.4% of assets at December 31, 2018 and $46.4 million or 2.6% of assets at December 31, 2019. Increased liquidity provides more opportunities to lower our funding costs over time.

Overall nonperforming assets have decreased $7.8 million from $34.1 million at December 31, 2018 to $26.3 million at December 31, 2019. Non-accrual loans, OREO and TDRs to total assets decreased 56 basis points to 1.46% at December 31, 2019 compared to 2.02% at December 31, 2018. OREO expenses were slightly elevated during the third and fourth quarters related to a $2.6 million disposal of a commercial building.

Management remains committed to controlling expenses. In the fourth quarter of 2019, the efficiency ratio and net operating expense to average assets were 59.58% and 1.62%, respectively. For the year ended December 31, 2019 the efficiency ratio and net operating expense to average asset ratio were 61.10% and 1.75%, respectively compared to 69.42% and 2.13%, respectively, for the year ended December 31, 2018.

The Company successfully integrated the 2018 County First acquisition into its existing franchise. The Company has returned to trend organic loan growth between 6%-8%. We believe current market disruptions caused by industry consolidation  will provide opportunities for continued organic growth in 2020.

Additional highlights at and for the three months and year ended December 31, 2019 include:

  During the fourth quarter of 2019, gross loans increased 11.0% annualized or $38.8 million from $1,415.4 million at September 30, 2019 to $1,454.2 million at December 31, 2019. Year to date gross loans increased 8.0% or $107.3 million from $1,346.9 million at December 31, 2018 to  $1,454.2 million at December 31, 2019.

  At December 31, 2019, the Company reclassified all held-to-maturity (“HTM”) investments as available-for-sale (“AFS”). The Company no longer intends to hold HTM investments. Management’s decision should improve interest rate risk management opportunities and increase available on-balance sheet liquidity. In addition, at the Bank’s current asset size, regulatory capital ratios will not be impacted as accumulated other comprehensive income (“AOCI”) is excluded.

  Total deposits increased $82.2 million or 5.75% to $1,511.8 million at December 31, 2019 compared to $1,429.6 million at December 31, 2018. The $82.2 million increase resulted from a $135.1 million increase to transaction deposits and a $52.9 million decrease to time deposits. Noninterest-bearing demand deposits have increased $31.8 million or 15.2% to $241.2 million (16.0% of deposits) at December 31, 2019 compared to $209.4 million (14.7% of deposits) at December 31, 2018.

  During the fourth quarter of 2019, total deposits decreased $48.1 million with transaction accounts decreasing $7.6 million and time deposits decreasing $40.6 million. During the third quarter of 2019, the Company estimated that between $30 million and $50 million of the third quarter deposit increases represented seasonal deposits that would decrease through the first quarter of 2020. Management remains focused on changing the Bank's deposit funding mix in favor of lower cost transaction deposits.

  Net income for the three months ended December 31, 2019 increased $382,000 to $4.1 million, or $0.73 per share, compared to $3.7 million, or $0.66 per share, in the prior quarter. The Company’s ROAA and ROACE were 0.91% and 9.58% for the three months ended December 31, 2019 compared to 0.84% and 8.86% in the prior quarter. The Company had no material adjustments to operating net income1 for the three months ended December 31, 2019 and 2018 and operating earnings per share, operating ROAA and operating ROACE were the same.

The increase in earnings compared to the prior quarter was primarily the result of increased noninterest income for fees earned  and net interest income from a stable net interest margin and interest-earning asset growth. The increase in net interest income was partially offset by increases to the loan loss provision and noninterest expense.

During 2019, the Bank began offering qualified loan customers long-term fixed-rate loans with an interest rate hedge product offered by a third-party financial institution. The Bank earned fee income on this product of $740,000 in the fourth quarter of 2019 and $879,000 for the year ended December 31, 2019. The Company expects similar fee revenues in 2020 based on customer demand and the current interest rate environment.

(dollars in thousands)	Three Months Ended
	December 31, 2019	September 30, 2019	$ Variance	% Variance
Interest and dividend income	$18,279	$18,259	$20	0.1%
Interest expense	4,566	4,734	(168)	(3.5)%
Net interest income	13,713	13,525	188	1.4%
Provision for loan losses	805	450	355	78.9%
Noninterest income	2,213	1,239	974	78.6%
Noninterest expense	9,488	9,224	264	2.9%
Income before income taxes	5,633	5,090	543	10.7%
Income tax expense	1,558	1,397	161	11.5%
Net income	$4,075	$3,693	$382	10.3%

  Noninterest expense of $9.5 million for the three months ended December 31, 2019 increased $264,000 compared to $9.2 million in the prior quarter. During the fourth quarter of 2019, salaries and benefits increased from the prior quarter due to bonus accruals  for meeting certain incentive goals. The fourth quarter 2019 increase above the projected $9.0 million run rate was primarily due to incentive accruals, higher than average OREO valuation allowances and professional fees. The Company’s quarterly expense run rate is expected to range between $9.2 million and $9.4 million during 2020.

  The Company took an expected FDIC insurance credit of $170,000 in the fourth quarter of 2019 that offset the fourth quarter accrued FDIC expense.

The following is a summary breakdown of noninterest expenses comparing December 31, 2019 and September 30, 2019:

(dollars in thousands)	Three Months Ended
	December 31, 2019	September 30, 2019	$ Change	% Change
Salary and employee benefits	$5,408	$5,353	$55	1.03%
OREO Valuation Allowance and Expenses	212	263	(51)	(19.39)%
Operating Expenses	3,868	3,608	260	7.21%
Total Noninterest Expense	$9,488	$9,224	$264	2.86%

  The GAAP efficiency ratio was 59.58% for the three months ended December 31, 2019 compared to 62.48% for the three months ended September 30, 2019. The non-GAAP (or “operating”) efficiency ratio2, which excludes merger and acquisition costs, OREO gains and losses and other non-core activities, was 59.00% for the three months ended December 31, 2019 compared to 60.84% for the three months ended September 30, 2019.
  Operating net income increased $1.4 million or 9.7% to $15.3 million in 2019 compared to $13.9 million in 2018. The Company’s operating ROAA and operating ROACE were 0.88% and 9.32% in 2019 compared to 0.87% and 9.33% in 2018. Operating diluted earnings per share were $2.75 and $2.51, respectively, for the comparable periods.

Improved earnings were the result of a change in the funding composition of the Bank’s interest-bearing liabilities, the control of operating costs, and organic loan growth partially offset by decreasing margin.

Net Income

The Company reported net income for the three months ended December 31, 2019 of $4.1 million or diluted earnings per share of $0.73 compared to net income for the fourth quarter of 2018 of $3.8 million or a diluted earnings per share of $0.69. The Company’s ROAA and ROACE were 0.91% and 9.58% for the three months ended December 31, 2019 compared to 0.93% and 10.01% for the three months ended December 31, 2018.

Net income for the year ended December 31, 2019 was $15.3 million or  $2.75 per diluted share compared to net income of $11.2 million or $2.02 per diluted share for the year ended December 31, 2018. The year ended December 31, 2018 included merger and acquisition costs net of tax of $2.7 million. Merger and acquisition costs did not impact earnings per share in 2019. The impact of merger and acquisition costs resulted in a reduction to 2018 earnings per share of approximately $0.49. The Company’s ROAA and ROACE were 0.88% and 9.32%  in 2019 compared to 0.70% and 7.53% in 2018.

The $4.0 million increase to net income in 2019 compared to 2018 was primarily due to increased net interest income and noninterest income of $2.6 million and $1.7 million, respectively, and a decrease in noninterest expense of $1.9 million. In 2018, noninterest expense included $3.6 million related to merger and acquisition costs incurred during 2018. In addition, increased loan loss provisions of $725,000 partially offset pre-tax income for the comparable periods. The improvements to pre-tax income resulted in increased income tax expense of $1.5 million for 2019 compared to 2018.

Net Interest Income

Net interest income increased 6.9% or $888,000 to $13.7 million for the three months ended December 31, 2019 compared to $12.8 million for the three months ended December 31, 2018. Net interest margin at 3.29% for the three months ended December 31, 2019 decreased six basis points from 3.35% in 2018. Average interest-earning assets were $1,666.2 million for the fourth quarter of 2019, an increase of $134.9 million or 8.8%, compared to $1,531.3 million for the same quarter of 2018. Accretion interest and nonaccrual interest increased net interest margin by four basis points and three basis points for the three months ended December 31, 2019 and 2018, respectively. The below table provides information on the impact of changes in volume and rate for the three months ended December 31, 2019 and 2018:

Three Months Ended December 31, 2019 compared to December 31, 2018

(dollars in thousands)	Volume	Due to Rate	Total
Loan portfolio (1)	$1,177	$(73)	$1,104
Investment securities, federal funds sold and interest-bearing deposits	232	(99)	133
Total interest-earning assets	$1,409	$(172)	$1,237

Savings	$—	$(1)	$(1)
Interest-bearing demand and money market accounts	221	(24)	197
Certificates of deposit	(77)	172	95
Long-term debt	134	(4)	130
Short-term debt	(27)	(33)	(60)
Subordinated notes	—	(1)	(1)
TRUPs	—	(11)	(11)
Total interest-bearing liabilities	$251	$98	$349
Net change in net interest income	$1,158	$(270)	$888

(1) Average balance includes non-accrual loans

Net interest income increased 5.2% or $2.6 million to $53.5 million in 2019 compared to $50.9 million in 2018. Net interest margin at 3.31% in 2019 decreased 12 basis points from 3.43% in 2018. Average interest-earning assets were $1,615.6 million for the year ended December 31, 2019, an increase of $132.0 million or 8.9%, compared to $1,483.7 million for the same period of 2018. The below table provides information on the impact of changes in volume and rate for the year ended December 31, 2019 and 2018:

Years Ended December 31, 2019 compared to December 31, 2018

(dollars in thousands)	Volume	Due to Rate	Total
Loan portfolio (1)	$4,273	$1,574	$5,847
Investment securities, federal funds sold and interest bearing deposits	1,197	236	1,433
Total interest-earning assets	$5,470	$1,810	$7,280

Savings	$(3)	$11	$8
Interest-bearing demand and money market accounts	1,204	1,547	2,751
Certificates of deposit	(68)	2,005	1,937
Long-term debt	(68)	(42)	(110)
Short-term debt	(283)	290	7
Subordinated notes	—	—	—
TRUPs	—	40	40
Total interest-bearing liabilities	$782	$3,851	$4,633
Net change in net interest income	$4,688	$(2,041)	$2,647

(1) Average balance includes non-accrual loans

Noninterest Income and Noninterest Expenses

Noninterest income at $2.2 million for the three months ended December 31, 2019 increased $1.1 million compared to the three months ended December 31, 2018. The increase was primarily due to increased fee income of $740,000 for  customer interest rate hedges offered by a third-party financial institution, securities gains of $226,000 and increased service charges of $122,000. Noninterest income at $5.8 million in 2019 increased $1.7 million compared to 2018. The increase was primarily due to increased fee income of $879,000 for customer interest rate hedges offered by a third-party financial institution, securities gains of $226,000 and increased service charges of $245,000 and unrealized gains of $134,000  on equity securities in 2019 compared to unrealized losses of $81,000 on equity securities in 2018. Noninterest income increased from 0.25% of average assets in 2018 to 0.33% of average assets in 2019.

Noninterest expense increased $1.2 million or 15.1%, to $9.5 million for the three months ended December 31, 2019 compared to $8.2 million for the three months ended December 31, 2018. The increase in noninterest expense for the comparable periods was primarily due to increased salary and benefits of $775,000 and OREO expenses of $71,000. Operating expenses increased $406,000 for the comparable periods as increases in professional fees and other expenses were offset by an anticipated FDIC insurance credit of $170,000 that was received in the fourth quarter of 2019.

The Company’s GAAP efficiency ratio was 59.58% for the three months ended December 31, 2019 compared to 59.33% for the three months ended December 31, 2018. The operating efficiency ratio was 59.00% and 58.30% for the same periods. The Company’s GAAP net operating expense ratio was 1.62% for the three months ended December 31, 2019 compared to 1.74% for the three months ended December 31, 2018. The non-GAAP net operating expense ratio was 1.62% and 1.71% for the same periods. The following is a summary of noninterest expense:

(dollars in thousands)	Three Months Ended December 31,
	2019	2018	$ Change	% Change
Salary and employee benefits	$5,408	$4,633	$775	16.7%
OREO Valuation Allowance and Expenses	212	141	71	50.4%
Merger and acquisition costs	—	5	(5)	(100.0)%
Operating Expenses	3,868	3,462	406	11.7%
Total Noninterest Expense	$9,488	$8,241	$1,247	15.1%

Noninterest expense decreased $1.9 million or 5.0%, to $36.2 million in 2019 compared to $38.1 million in 2018, of which $3.6 million of the variance was due to merger and acquisition costs incurred during 2018. The Company’s 2019 expense run rate has been positively impacted by the increased efficiencies from the County First acquisition and management’s continued focus on containing expense growth. The Company began to realize cost savings from the County First acquisition in the second half of 2018 with the closing of four branches and an operations center, an overall reduction in headcount and the elimination of duplicate processes and vendors.

Salaries and benefits increased 4.6% or $897,000 to $20.5 million, which was slightly higher that the four percent estimate provided by management during 2019.  Professional fees increased $683,000 to $2.2 million in 2019 compared to $1.5 million in 2018 due to several strategic initiatives, including the implementation of a new bank operating system. The 2019 average quarterly noninterest expense run rate was $9.1 million primarily due to incentive accruals, higher than average OREO valuation allowances and professional fees. The Company’s quarterly expense run rate is expected to range between $9.2 million and $9.4 million during 2020.

The Company’s GAAP efficiency ratio was 61.10% in 2019 compared to 69.42% in 2018. The operating efficiency ratio was 59.84% and 61.54% for the same periods. The Company’s GAAP net operating expense ratio was 1.75% in 2019 compared to 2.13% in 2018. The non-GAAP net operating expense ratio was 1.71% and 1.85% for the same periods. Increased efficiencies from the County First acquisition and  updates to the Bank's technology platforms have allowed the Company to slow the growth of expenses as the asset size of the Bank has increased. In addition, noninterest income increased as a percentage of average assets due to increases in fee income and service charge income. Management believes it is important to continue the focus on creating additional operating leverage in the present low interest rate environment. The following is a summary breakdown of noninterest expense:

(dollars in thousands)	Years Ended December 31,
	2019	2018	$ Change	% Change
Salary and employee benefits	$20,445	$19,548	$897	4.6%
OREO Valuation Allowance and Expenses	963	657	306	46.6%
Merger and acquisition costs	—	3,625	(3,625)	(100.0)%
Operating Expenses	14,825	14,319	506	3.5%
Total Noninterest Expense	$36,233	$38,149	$(1,916)	(5.0)%

Balance Sheet

Total assets increased $108.3 million, or 6.4%, to $1.80 billion at December 31, 2019 compared to total assets of $1.69 billion at December 31, 2018 primarily due to increases in net loans of $108.0 million. In addition, total assets increased $8.4 million in right of use assets for operating leases recorded in accordance with the new lease standard which was effective for the Company on January 1, 2019. The Company’s loan pipeline was approximately $104.0 million at December 31, 2019. The following tables breakdown growth for the three months ended December 31, 2019 and for the year ended December 31, 2019 by portfolio:

BY LOAN TYPE	December 31, 2019%		September 30, 2019%		$ Change	Annualized % Change
Commercial real estate	$964,778	66.34%	$932,344	65.88%	$32,434	13.9%
Residential first mortgages	167,710	11.53%	163,727	11.57%	3,983	9.7%
Residential rentals	123,601	8.50%	121,170	8.56%	2,431	8.0%
Construction and land development	34,133	2.35%	30,774	2.17%	3,359	43.7%
Home equity and second mortgages	36,098	2.48%	36,182	2.56%	(84)	(0.9)%
Commercial loans	63,102	4.34%	69,179	4.89%	(6,077)	(35.1)%
Consumer loans	1,104	0.08%	937	0.07%	167	71.3%
Commercial equipment	63,647	4.38%	61,104	4.32%	2,543	16.6%
Gross loans	1,454,173	100.00%	1,415,417	100.02%	38,756	11.0%
Net deferred costs	1,878	0.13%	1,691	0.12%	187	44.2%
Total loans, net of deferred costs	$1,456,051		$1,417,108		$38,943	11.0%

BY LOAN TYPE	December 31, 2019%		December 31, 2018%		$ Change	Annualized % Change
Commercial real estate	$964,778	66.34%	$878,016	65.18%	$86,762	9.9%
Residential first mortgages	167,710	11.53%	156,709	11.63%	11,001	7.0%
Residential rentals	123,601	8.50%	124,298	9.23%	(697)	(0.6)%
Construction and land development	34,133	2.35%	29,705	2.21%	4,428	14.9%
Home equity and second mortgages	36,098	2.48%	35,561	2.64%	537	1.5%
Commercial loans	63,102	4.34%	71,680	5.32%	(8,578)	(12.0)%
Consumer loans	1,104	0.08%	751	0.06%	353	47.0%
Commercial equipment	63,647	4.38%	50,202	3.73%	13,445	26.8%
Gross loans	1,454,173	100.00%	1,346,922	100.00%	107,251	8.0%
Net deferred costs	1,878	0.13%	1,183	0.09%	695	58.7%
Total loans, net of deferred costs	$1,456,051		$1,348,105		$107,946	8.0%

The acquisition of County First and 2018 and 2019 organic loan growth  have changed the composition of the loan portfolios.  The growth in the commercial real estate and commercial portfolios should increase asset sensitivity over time. Commercial real estate increased from 63.25% of gross loans at December 31, 2017 to 66.34% at December 31, 2019. Acquired and non-acquired loans at December 31, 2019 and December 31, 2018 were as follows:

BY ACQUIRED AND NON-ACQUIRED	December 31, 2019%		December 31, 2018%
Acquired loans - performing	$74,654	5.13%	$103,667	7.70%
Acquired loans - purchase credit impaired ("PCI")	2,424	0.17%	3,220	0.24%
Total acquired loans	77,078	5.30%	106,887	7.94%
Non-acquired loans**	1,377,095	94.70%	1,240,035	92.06%
Gross loans	1,454,173	100.00%	1,346,922	100.00%
Net deferred costs	1,878	0.13%	1,183	0.09%
Total loans, net of deferred costs	$1,456,051		$1,348,105

** Non-acquired loans include loans transferred from acquired pools following release of acquisition accounting FMV adjustments.

At December 31, 2019 acquired performing loans, which totaled $74.7 million, included a $1.2 million net acquisition accounting fair market value adjustment, representing a 1.56% discount and PCI loans which totaled $2.4 million, included a $516,000 adjustment, representing a 17.55% discount.

Regulatory concentrations for non-owner occupied commercial real estate and construction as a percentage of risk-based capital at December 31, 2019 were $639.1 million or 319.98% and $147.2 million or 73.68%, respectively.

Total deposits increased $82.2 million or 5.75% to $1,511.8 million at December 31, 2019 compared to $1,429.6 million at December 31, 2018. The $82.2 million increase resulted from a $135.1 million increase in transaction deposits and a $52.9 million decrease in time deposits. Noninterest-bearing demand deposits have increased $31.8 million or 15.19% to $241.2 million (15.95% of deposits) at December 31, 2019 compared to $209.4 million (14.65% of deposits) at December 31, 2018.

Reciprocal deposits are used to maximize FDIC insurance available to our customers. Under the Federal Deposit Insurance Act reciprocal deposits are considered brokered deposits when they exceed 20% of a Bank’s liabilities or $5.0 billion. Reciprocal deposits increased $115.1 million to $350.0 million at December 31, 2019 compared to $234.9 million at December 31, 2018. Reciprocal deposits as a percentage of the Bank’s liabilities at December 31, 2019 were 22.0% and as a result $31.4 million of reciprocal deposits were considered brokered deposits for call reporting purposes.

At December 31, 2019 and December 31, 2018, total deposits consisted of $1,510.8 million and $1,376.5 million in retail deposits and $1.0 million and $53.1 million in wholesale brokered deposits. Wholesale brokered deposits include traditional brokered deposits and do not include reciprocal deposits considered brokered deposits for call reporting purposes. The Bank increased retail deposits $389.3 million or 39.4% during 2018 to $1,376.5 million at December 31, 2018  and $134.3 million or 9.8% during 2019 to $1,510.8 million at December 31, 2019. The retail deposit growth was as a result of the acquisition of County First in 2018, targeted growth in relationships with local municipal agencies and continued organic growth in core markets.

The FDIC’s examination policies require that the Company monitor customer deposit concentrations that are 2% or more of total deposits. At December 31, 2019, the Bank had two local municipal customer deposit relationships that exceeded 2% of total deposits, totaling $297.1 million which represented 19.6% of total deposits. At December 31, 2018,  one local municipal customer deposit relationship exceeded 2% of total deposits, totaling $158.8 million which represented 11.1% of total deposits. The Bank's municipal customers typically utilize treasury and cash management services involving multiple accounts as well as other services and products such as payroll, lock box services, positive pay, and automated clearing house transactions. Most of the municipal relationships’ balances are maintained in reciprocal deposits. Management believes that the diversity and complexity of products and services utilized, safeguards the stability of these relationships. The Bank's Asset and Liability Management process closely monitors municipal deposit concentrations to manage the impact of seasonal balance fluctuations.

At December 31, 2019, the Company had on-balance sheet liquidity of $37.3 million in cash and cash equivalents, and equity securities carried at fair value through income as well as $153.5 million in unpledged AFS securities. The Company had $216.3 million in available FHLB lines at December 31, 2019, which does not include any AFS securities. At December 31, 2019, total available collateral for FHLB borrowing was $369.8 million and total available FHLB collateral and cash was $407.1 million.

The Company uses brokered deposits and other wholesale funding to supplement funding when loan growth exceeds core deposit growth and for asset-liability management purposes. Wholesale funding as a percentage of assets decreased to 2.58% or $46.4 million at December 31, 2019 compared to 6.43% or $108.5 million at December 31, 2018.  Wholesale funding includes traditional brokered deposits and Federal Home Loan Bank (“FHLB”) advances. Wholesale funding has decreased from 18.63% at December 31, 2017. Liquidity improved with the increase in transaction deposits from the 2018 acquisition, organic growth and the decrease in wholesale funding. The Company’s net loan to deposit ratio decreased from 103.1% at December 31, 2017 to 93.5% at December 31, 2018 and to 95.6% at December 31, 2019.

Total stockholders’ equity increased $27.0 million, or 17.5%, to $181.5 million at December 31, 2019 compared to $154.5 million at December 31, 2018. This increase primarily resulted from net income of $15.3 million,  the $10.6 million private placement common stock offering, an increase in accumulated other comprehensive income of $3.4 million and net stock related activities in connection with stock-based compensation and ESOP activity of $442,000. These increases to stockholders’ equity were partially offset by decreases due to common dividends paid of $2.7 million, and repurchases of common stock of $17,000. The Company increased its quarterly dividend from $0.10 in 2018 to $0.125 for dividends paid during 2019. The Company’s ratio of tangible common equity to tangible assets increased to 9.44% at December 31, 2019 from 8.41% at December 31, 20183. The Company’s Common Equity Tier 1 (“CET1”) ratio was 11.11% at December 31, 2019 and 10.36% at  December 31, 2018. The Company remains well capitalized at December 31, 2019 with a Tier 1 capital to average assets (leverage ratio) of 10.08% at December 31, 2019 compared to 9.50% at December 31, 2018.

Asset Quality

Non-accrual loans and OREO to total assets decreased 19 basis points from 1.62% at December 31, 2018 to 1.43% at December 31, 2019. Non-accrual loans, OREO and TDRs to total assets decreased 56 basis points from 2.02% at December 31, 2018 to 1.46% at December 31, 2019.

Non-accrual loans decreased $1.4 million from $19.3 million at December 31, 2018 to $17.9 million at December 31, 2019. The decrease in non-accrual loans during 2019 was largely the result of a $3.8 million classified relationship that was moved into OREO during the first quarter. In addition, a $1.8 million non-accrual loan was sold at carrying value with no charge-offs in the first quarter of 2019. Non-accrual loans increased $2.5 million during the fourth quarter of 2019 from $15.4 million at September 30, 2019 compared to $17.9 million at December 31, 2019.

At December 31, 2019, non-accrual loans of $17.9 million included 39 loans, of which $15.0 million, or 84% represented 18 loans and seven customer relationships. At December 31, 2019, there were $5.1 million (28%) of non-accrual loans current with all payments of principal and interest and $12.8 million (72%) of delinquent non-accrual loans. Non-accrual loans had $732,000 in specific reserves at December 31, 2019. At December 31, 2018, non-accrual loans of $19.3 million included 38 loans, of which $15.3 million, or 79% represented 13 loans and four customer relationships. At December 31, 2018, there were $8.1 million (42%) of non-accrual loans current with all payments of principal and interest with no impairment and $11.2 million (58%) of delinquent non-accrual loans with a total of $978,000 specifically reserved.

Classified assets decreased $6.2 million from $40.8 million at December 31, 2018 to $34.6 million at December 31, 2019. Management considers classified assets to be an important measure of asset quality. The following is a breakdown of the Company’s classified and special mention assets at December 31, 2019, 2018, 2017, 2016 and 2015, respectively:

Classified Assets and Special Mention Assets

(dollars in thousands)	As of
	12/31/2019	12/31/2018	12/31/2017	12/31/2016	12/31/2015
Classified loans
Substandard	$26,863	$32,226	$40,306	$30,463	$31,943
Doubtful	—	—	—	137	861
Loss	—	—	—	—	—
Total classified loans	26,863	32,226	40,306	30,600	32,804
Special mention loans	—	—	96	—	1,642
Total classified and special mention loans	$26,863	$32,226	$40,402	$30,600	$34,446

Classified loans	$26,863	$32,226	$40,306	$30,600	$32,804
Classified securities	—	482	651	883	1,093
Other real estate owned	7,773	8,111	9,341	7,763	9,449
Total classified assets	$34,636	$40,819	$50,298	$39,246	$43,346

Total classified assets as a percentage of total assets	1.93%	2.42%	3.58%	2.94%	3.79%
Total classified assets as a percentage of Risk Based Capital (a)	16.21%	21.54%	32.10%	26.13%	30.19%

(a) Risk based capital will decrease in the first quarter of 2020 with the redemption of the $23.0 million in subordinated notes. If the redemption had occurred at December 31, 2019, the ratio would have been 18.17%.

The Company reported a $805,000 provision for loan loss expense for the three months ended December 31, 2019 compared to $465,000 for the three months ended December 31, 2018. The provision for loan loss in 2019 was $2.1 million compared to $1.4 million in 2018. Allowance for loan loss levels decreased to 0.75% of total loans at December 31, 2019 compared to 0.81% at December 31, 2018. The general allowance increased to $10.1 million (0.70% of gross loans) at December 31, 2019 from $9.8 million (0.73% of gross loans) at December 31, 2018. The specific allowance decreased to $828,000 (0.05% of gross loans) at December 31, 2019 from $1.2 million (0.08% of gross loans) at December 31, 2018.

Net charge-offs in 2019 were $2.2 million compared to net charge-offs of $944,000 in 2018. Management’s determination of the adequacy of the allowance is based on a periodic evaluation of the portfolio with consideration given to: overall loss experience; current economic conditions; size, growth and composition of the loan portfolio; financial condition of the borrowers; current appraised values of underlying collateral and other relevant factors that, in management’s judgment, warrant recognition in determining an adequate allowance. Improvements to baseline charge-off factors for the periods used to evaluate the adequacy of the allowance as well as improvements in some qualitative factors, such as improvements in classified assets were offset by increases in other qualitative factors, such as increased portfolio growth and concentrations. The specific allowance is based on management’s estimate of realizable value for particular loans. Management believes that the allowance is adequate.

End Notes:
[1]The Company defines operating net income as net income before merger and acquisition costs and the one-time deferred tax adjustment recorded for Tax Cuts and Jobs Act in the three months ended December 31, 2017. Operating earnings per share, operating return on average assets and operating return on average common equity is calculated using adjusted operating net income. See non-GAAP reconciliation schedules.
[2]The Company maintains GAAP and non-GAAP measures for net operating expenses and noninterest expenses to calculate non-GAAP ratios. Adjusted net operating expense and adjusted noninterest expense exclude merger and acquisition costs, OREO gains and losses and expenses, and gains and losses on the sale of investments and other assets not considered part of recurring operations. See Reconciliation of GAAP and non-GAAP financial measures for the calculation of the below ratios:
Efficiency Ratio - noninterest expense divided by the sum of net interest income and noninterest income.
Net Operating Expense Ratio - noninterest expense less noninterest income divided by average assets.
[3]The Company had no intangible assets prior to January 1, 2018. Therefore, tangible common equity and tangible assets were the same as common equity and total assets.

About The Community Financial Corporation - Headquartered in Waldorf, MD, The Community Financial Corporation is the bank holding Company for Community Bank of the Chesapeake, a full-service commercial bank with assets of approximately $1.9 billion. Through its branch offices and commercial lending centers, Community Bank of the Chesapeake offers a broad range of financial products and services to individuals and businesses. The Company’s banking centers are located at its main office in Waldorf, Maryland, and branch offices in Waldorf, Bryans Road, Dunkirk, Leonardtown, La Plata, Charlotte Hall, Prince Frederick, Lusby and California, Maryland; and downtown Fredericksburg, Virginia. More information about Community Bank of the Chesapeake can be found at www.cbtc.com.

Use of non-GAAP Financial Measures - Statements included in this press release include non-GAAP financial measures and should be read along with the accompanying tables, which provide a reconciliation of non-GAAP financial measures to GAAP financial measures. The Company’s management uses these non-GAAP financial measures, and believes that non-GAAP financial measures provide additional useful information that allows readers to evaluate the ongoing performance of the Company. Non-GAAP financial measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider the Company’s performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the Company. Non-GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the results or financial condition as reported under GAAP.

Forward-looking Statements - This news release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements can generally be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results. These forward-looking statements include, without limitation, those relating to the Company’s and Community Bank of the Chesapeake’s future growth and management’s outlook or expectations for revenue, assets, asset quality, profitability, business prospects, net interest margin, noninterest revenue, allowance for loan losses, the level of credit losses from lending, liquidity levels, capital levels, or other future financial or business performance strategies or expectations, and any statements of the plans and objectives of management for future operations products or services, including the expected benefits from, and/or the execution of integration plans relating to the County First acquisition; or any other acquisition that we undertake in the future; plans and cost savings regarding branch closings or consolidation; any statement of expectation or belief; projections related to certain financial metrics; and any statement of assumptions underlying the foregoing. These forward-looking statements express management’s current expectations or forecasts of future events, results and conditions, and by their nature are subject to and involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein.  Factors that might cause actual results to differ materially from those made in such statements include, but are not limited to: the synergies and other expected financial benefits from the County First acquisition, or any other acquisition that we undertake in the future; may not be realized within the expected time frames; changes in The Community Financial Corporation or Community Bank of the Chesapeake’s strategy, costs or difficulties related to integration matters might be greater than expected; availability of and costs associated with obtaining adequate and timely sources of liquidity; the ability to maintain credit quality; general economic trends; changes in interest rates; loss of deposits and loan demand to other financial institutions; substantial changes in financial markets; changes in real estate value and the real estate market; regulatory changes; the impact of government shutdowns or sequestration; the possibility of unforeseen events affecting the industry generally; the uncertainties associated with newly developed or acquired operations; the outcome of litigation that may arise; market disruptions and other effects of terrorist activities; and the matters described in “Item 1A Risk Factors” in the Company’s Annual Report on Form 10-K for the Year Ended December 31, 2018, and in its other Reports filed with the Securities and Exchange Commission (the “SEC”). The Company’s forward-looking statements may also be subject to other risks and uncertainties, including those that it may discuss elsewhere in this news release or in its filings with the SEC, accessible on the SEC’s Web site at www.sec.gov. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required under the rules and regulations of the SEC.

Data is unaudited as of December 31, 2019. This selected information should be read in conjunction with the financial statements and notes included in the Company's Annual Report on Form 10-K for the year ended December 31, 2018.

CONTACTS:

William J. Pasenelli, Chief Executive Officer
Todd L. Capitani, Chief Financial Officer
888.745.2265

THE COMMUNITY FINANCIAL CORPORATION
SUPPLEMENTAL QUARTERLY FINANCIAL DATA (UNAUDITED)
CONDENSED CONSOLIDATED INCOME STATEMENT

(dollars in thousands, except per share amounts )	Three Months Ended
	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018
Interest and Dividend Income
Loans, including fees	$16,565	$16,542	$16,366	$16,129	$15,461
Interest and dividends on securities	1,508	1,606	1,677	1,623	1,536
Interest on deposits with banks	206	111	75	45	45
Total Interest and Dividend Income	18,279	18,259	18,118	17,797	17,042
Interest Expense
Deposits	3,777	3,867	3,966	3,768	3,486
Short-term borrowings	65	140	235	334	125
Long-term debt	724	727	658	658	606
Total Interest Expense	4,566	4,734	4,859	4,760	4,217
Net Interest Income (NII)	13,713	13,525	13,259	13,037	12,825
Provision for loan losses	805	450	375	500	465
NII After Provision For Loan Losses	12,908	13,075	12,884	12,537	12,360
Noninterest Income
Loan appraisal, credit, and misc. charges	871	147	138	58	42
Net gains on sale of investment securities	226	—	—	—	—
Unrealized gains (losses) on equity securities	(22)	35	65	56	5
Loss on premises and equipment held for sale	(1)	—	—	—	—
Income from bank owned life insurance	223	223	222	217	225
Service charges	916	834	828	730	794
Total Noninterest Income	2,213	1,239	1,253	1,061	1,066
Noninterest Expense
Salary and employee benefits	5,408	5,353	4,881	4,803	4,633
Occupancy expense	812	730	753	806	867
Advertising	152	250	163	197	167
Data processing expense	780	793	755	720	786
Professional fees	649	523	606	418	293
Merger and acquisition costs	—	—	—	—	5
Depreciation of premises and equipment	165	165	166	189	202
Telephone communications	39	46	66	52	47
Office supplies	45	34	33	37	37
FDIC Insurance	(3)	2	160	175	158
OREO valuation allowance and expenses	212	263	432	56	141
Core deposit intangible amortization	163	169	175	181	187
Other	1,066	896	926	771	718
Total Noninterest Expense	9,488	9,224	9,116	8,405	8,241
Income before income taxes	5,633	5,090	5,021	5,193	5,185
Income tax expense	1,558	1,397	1,394	1,316	1,371
Net Income	$4,075	$3,693	$3,627	$3,877	$3,814

THE COMMUNITY FINANCIAL CORPORATION
SUPPLEMENTAL QUARTERLY FINANCIAL DATA (UNAUDITED) - Continued
CONDENSED CONSOLIDATED BALANCE SHEETS

(dollars in thousands, except per share amounts )	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019	(Audited) December 31, 2018
Assets
Cash and due from banks	$25,065	$37,923	$26,894	$16,711	$24,064
Federal funds sold	—	42,205	8,350	—	5,700
Interest-bearing deposits with banks	7,404	36,563	3,102	2,997	3,272
Securities available for sale (AFS), at fair value	208,187	131,288	130,212	128,400	119,976
Securities held to maturity (HTM), at amortized cost	—	88,654	95,657	95,495	96,271
Equity securities carried at fair value through income	4,669	4,665	4,603	4,511	4,428
Non-marketable equity securities held in other financial institutions	209	209	209	209	209
Federal Home Loan Bank (FHLB) stock - at cost	3,447	4,510	3,236	3,874	3,821
Loans receivable	1,456,051	1,417,108	1,388,549	1,364,437	1,348,105
Less: Allowance for loan losses	(10,942)	(11,252)	(10,918)	(10,846)	(10,976)
Net Loans	1,445,109	1,405,856	1,377,631	1,353,591	1,337,129
Goodwill	10,835	10,835	10,835	10,835	10,835
Premises and equipment, net	21,662	22,320	22,575	22,922	22,922
Premises and equipment held for sale	430	—	—	—	—
Other real estate owned (OREO)	7,773	10,195	10,307	10,949	8,111
Accrued interest receivable	5,019	5,213	5,431	5,331	4,957
Investment in bank owned life insurance	37,180	36,958	36,734	36,513	36,295
Core deposit intangible	2,118	2,281	2,450	2,625	2,806
Net deferred tax assets	6,168	5,979	5,915	6,232	6,693
Right of use assets - operating leases	8,382	8,521	9,729	10,044	—
Other assets	3,879	1,557	2,578	708	1,738
Total Assets	$1,797,536	$1,855,732	$1,756,448	$1,711,947	$1,689,227
Liabilities and Stockholders' Equity
Liabilities
Deposits
Noninterest-bearing deposits	$241,174	$243,425	$226,712	$214,432	$209,378
Interest-bearing deposits	1,270,663	1,316,535	1,267,730	1,224,735	1,220,251
Total deposits	1,511,837	1,559,960	1,494,442	1,439,167	1,429,629
Short-term borrowings	5,000	15,000	10,000	35,000	35,000
Long-term debt	40,370	55,387	30,403	20,419	20,436
Guaranteed preferred beneficial interest in junior subordinated debentures (TRUPs)	12,000	12,000	12,000	12,000	12,000
Subordinated notes - 6.25%	23,000	23,000	23,000	23,000	23,000
Lease liabilities - operating leases	8,495	8,607	9,797	10,080	—
Accrued expenses and other liabilities	15,340	14,369	13,161	13,201	14,680
Total Liabilities	1,616,042	1,688,323	1,592,803	1,552,867	1,534,745
Stockholders' Equity
Common stock	59	56	56	56	56
Additional paid in capital	95,474	84,713	84,613	84,497	84,396
Retained earnings	85,059	81,682	78,689	75,757	72,594
Accumulated other comprehensive income (loss)	1,504	1,715	1,044	(473)	(1,846)
Unearned ESOP shares	(602)	(757)	(757)	(757)	(718)
Total Stockholders' Equity	181,494	167,409	163,645	159,080	154,482
Total Liabilities and Stockholders' Equity	$1,797,536	$1,855,732	$1,756,448	$1,711,947	$1,689,227
Common shares issued and outstanding	5,900,249	5,583,492	5,582,438	5,581,521	5,577,559

THE COMMUNITY FINANCIAL CORPORATION
SUPPLEMENTAL QUARTERLY FINANCIAL DATA (UNAUDITED) - Continued
SELECTED FINANCIAL INFORMATION AND RATIOS

(dollars in thousands, except per share amounts )	Three Months Ended
	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018
KEY OPERATING RATIOS
Return on average assets	0.91%	0.84%	0.84%	0.91%	0.93%
Return on average common equity	9.58	8.86	8.99	9.85	10.01
Average total equity to average total assets	9.46	9.50	9.38	9.27	9.27
Interest rate spread	3.05	3.07	3.06	3.05	3.11
Net interest margin	3.29	3.33	3.33	3.31	3.35
Cost of funds	1.14	1.21	1.27	1.25	1.14
Cost of deposits	1.00	1.05	1.10	1.07	0.99
Cost of debt	3.19	3.54	3.97	3.68	3.84
Efficiency ratio	59.58	62.48	62.82	59.62	59.33
Efficiency ratio - Non-GAAP **	59.00	60.84	60.11	59.46	58.30
Noninterest expense to average assets	2.11	2.10	2.12	1.98	2.00
Net operating expense to average assets	1.62	1.82	1.83	1.73	1.74
Net operating expense to average assets - Non-GAAP **	1.62	1.77	1.74	1.73	1.71
Avg. int-earning assets to avg. int-bearing liabilities	122.50	122.24	121.15	120.52	121.51
Net charge-offs to average loans	0.32	0.03	0.09	0.19	0.07
COMMON SHARE DATA
Basic net income per common share	$0.73	$0.66	$0.65	$0.70	$0.69
Diluted net income per common share	0.73	0.66	0.65	0.70	0.69
Cash dividends paid per common share	0.13	0.13	0.13	0.13	0.10
Weighted average common shares outstanding:
Basic	5,563,455	5,560,878	5,559,821	5,558,137	5,551,962
Diluted	5,563,455	5,560,878	5,559,821	5,558,137	5,551,962
ASSET QUALITY
Total assets	$1,797,536	$1,855,732	$1,756,448	$1,711,947	$1,689,227
Gross loans	1,454,173	1,415,417	1,387,186	1,363,176	1,346,922
Classified assets	34,636	37,166	36,888	35,691	40,819
Allowance for loan losses	10,942	11,252	10,918	10,846	10,976
Past due loans - 31 to 89 days	549	2,252	2,187	771	1,134
Past due loans >=90 days	12,778	11,673	10,459	5,701	11,110
Total past due loans (1)	13,327	13,925	12,646	6,472	12,244
Non-accrual loans (2)	17,857	15,433	13,288	13,815	19,282
Accruing troubled debt restructures (TDRs)	650	655	2,196	6,652	6,676
Other real estate owned (OREO)	7,773	10,195	10,307	10,949	8,111
Non-accrual loans, OREO and TDRs	$26,280	$26,283	$25,791	$31,416	$34,069

THE COMMUNITY FINANCIAL CORPORATION
SUPPLEMENTAL QUARTERLY FINANCIAL DATA (UNAUDITED) - Continued
SELECTED FINANCIAL INFORMATION AND RATIOS

(dollars in thousands, except per share amounts )	Three Months Ended
	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018
ASSET QUALITY RATIOS
Classified assets to total assets	1.93%	2.00%	2.10%	2.08%	2.42%
Classified assets to risk-based capital	16.21	18.63	18.82	18.52	21.54
Allowance for loan losses to total loans	0.75	0.79	0.79	0.80	0.81
Allowance for loan losses to non-accrual loans	61.28	72.91	82.16	78.51	56.92
Past due loans - 31 to 89 days to total loans	0.04	0.16	0.16	0.06	0.08
Past due loans >=90 days to total loans	0.88	0.82	0.75	0.42	0.82
Total past due (delinquency) to total loans	0.92	0.98	0.91	0.47	0.91
Non-accrual loans to total loans	1.23	1.09	0.96	1.01	1.43
Non-accrual loans and TDRs to total loans	1.27	1.14	1.12	1.50	1.93
Non-accrual loans and OREO to total assets	1.43	1.38	1.34	1.45	1.62
Non-accrual loans, OREO and TDRs to total assets	1.46	1.42	1.47	1.84	2.02
COMMON SHARE DATA
Book value per common share	$30.76	$29.98	$29.31	$28.50	$27.70
Tangible book value per common share**	28.57	27.63	26.93	26.09	25.25
Common shares outstanding at end of period	5,900,249	5,583,492	5,582,438	5,581,521	5,577,559
OTHER DATA
Full-time equivalent employees	194	198	195	192	189
Branches	12	12	12	12	12
Loan Production Offices	5	5	5	5	5
CAPITAL RATIOS
Tier 1 capital to average assets	10.08%	9.49%	9.48%	9.41%	9.50%
Tier 1 common capital to risk-weighted assets	11.11	10.35	10.38	10.39	10.36
Tier 1 capital to risk-weighted assets	11.91	11.16	11.21	11.24	11.23
Total risk-based capital to risk-weighted assets	14.16	13.48	13.56	13.64	13.68
Common equity to assets	10.10	9.02	9.32	9.29	9.15
Tangible common equity to tangible assets **	9.44	8.37	8.63	8.57	8.41

** Non-GAAP financial measure. See reconciliation of GAAP and NON-GAAP measures.

(1) Delinquency excludes Purchase Credit Impaired ("PCI") loans.
(2) Non-accrual loans include all loans that are 90 days or more delinquent and loans that are non-accrual due to the operating results or cash flows of a customer. Non-accrual loans can include loans that are current with all loan payments. At September 30, 2019 and December 31, 2018, the Company had current non-accrual loans of $3.7 million and $8.1 million, respectively.

THE COMMUNITY FINANCIAL CORPORATION
SUPPLEMENTAL QUARTERLY FINANCIAL DATA (UNAUDITED) - Continued
RECONCILIATION OF GAAP AND NON-GAAP FINANCIAL MEASURES

This press release, including the accompanying financial statement tables, contains financial information determined by methods other than in accordance with generally accepted accounting principles, or GAAP. This financial information includes certain operating performance measures, which exclude merger and acquisition costs, OREO gains and losses and OREO expenses, and gains and losses on sales of investments or other assets, that are not considered part of recurring operations. These non-GAAP measures are included because the Company believes they may provide useful supplemental information for evaluating the underlying performance trends of the Company.

(dollars in thousands, except per share amounts )	Three Months Ended
	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018
Efficiency ratio - GAAP basis
Noninterest expense	$9,488	$9,224	$9,116	$8,405	$8,241
Net interest income plus noninterest income	15,926	14,764	14,512	14,098	13,891

Efficiency ratio - GAAP basis	59.58%	62.48%	62.82%	59.62%	59.33%

Efficiency ratio - Non-GAAP basis
Noninterest Expense	$9,488	$9,224	$9,116	$8,405	$8,241
Non-GAAP adjustments:
Merger and acquisition costs	—	—	—	—	(5)
OREO valuation allowance and expenses	(212)	(263)	(432)	(56)	(141)
Noninterest expense - as adjusted	9,276	8,961	8,684	8,349	8,095

Net interest income plus noninterest income	15,926	14,764	14,512	14,098	13,891
Non-GAAP adjustments:
(Gains) losses on sale of asset or held for sale assets	1	—	—	—	—
Net (gains) losses on sale of investment securities	(226)	—	—	—	—
Unrealized (gains) losses on equity securities	22	(35)	(65)	(56)	(5)
Net interest income plus noninterest income - adjusted	$15,723	$14,729	$14,447	$14,042	$13,886

Efficiency ratio -Non-GAAP basis	59.00%	60.84%	60.11%	59.46%	58.30%

Net operating exp. to average assets ratio - GAAP basis
Average Assets	$1,797,182	$1,755,022	$1,721,196	$1,699,188	$1,644,808

Noninterest expense	9,488	9,224	9,116	8,405	8,241
less: noninterest income	(2,213)	(1,239)	(1,253)	(1,061)	(1,066)
Net operating exp.	$7,275	$7,985	$7,863	$7,344	$7,175
Net operating exp. to average assets - GAAP basis	1.62%	1.82%	1.83%	1.73%	1.74%

Net operating exp. to average assets ratio -Non-GAAP basis
Average Assets	$1,797,182	$1,755,022	$1,721,196	$1,699,188	$1,644,808

Net operating exp.	7,275	7,985	7,863	7,344	7,175
Non-GAAP adjustments noninterest expense:
Merger and acquisition costs	—	—	—	—	(5)
OREO valuation allowance and expenses	(212)	(263)	(432)	(56)	(141)
Non-GAAP adjustments noninterest income:
Gains (losses) on sale of asset or held for sale assets	(1)	—	—	—	—
Net gains (losses) on sale of investment securities	226	—	—	—	—
Unrealized gains (losses) on equity securities	(22)	35	65	56	5
Net operating exp.-adjusted	$7,266	$7,757	$7,496	$7,344	$7,034
Net operating exp. to average assets - Non-GAAP basis	1.62%	1.77%	1.74%	1.73%	1.71%

THE COMMUNITY FINANCIAL CORPORATION
SUPPLEMENTAL YEAR TO DATE FINANCIAL DATA (UNAUDITED)
CONDENSED CONSOLIDATED INCOME STATEMENT

(dollars in thousands, except per share amounts )	Three Months Ended December 31,		(Audited) Years Ended December 31,
	2019	2018	2019	2018
Interest and Dividend Income
Loans, including fees	$16,565	$15,461	$65,602	$59,755
Interest and dividends on securities	1,508	1,536	6,414	5,153
Interest on deposits with banks	206	45	437	265
Total Interest and Dividend Income	18,279	17,042	72,453	65,173
Interest Expense
Deposits	3,777	3,486	15,378	10,682
Short-term borrowings	65	125	774	767
Long-term debt	724	606	2,767	2,837
Total Interest Expense	4,566	4,217	18,919	14,286
Net Interest Income (NII)	13,713	12,825	53,534	50,887
Provision for loan losses	805	465	2,130	1,405
NII After Provision For Loan Losses	12,908	12,360	51,404	49,482
Noninterest Income
Loan appraisal, credit, and misc. charges	871	42	1,214	183
Gain on sale of asset	—	—	—	1
Net gains on sale of investment securities	226	—	226	—
Unrealized gains (losses) on equity securities	(22)	5	134	(81)
Loss on premises and equipment held for sale	(1)	—	(1)	—
Income from bank owned life insurance	223	225	885	902
Service charges	916	794	3,308	3,063
Total Noninterest Income	2,213	1,066	5,766	4,068
Noninterest Expense
Salary and employee benefits	5,408	4,633	20,445	19,548
Occupancy expense	812	867	3,101	3,116
Advertising	152	167	762	671
Data processing expense	780	786	3,048	3,020
Professional fees	649	293	2,196	1,513
Merger and acquisition costs	—	5	—	3,625
Depreciation of premises and equipment	165	202	685	810
Telephone communications	39	47	203	277
Office supplies	45	37	149	149
FDIC Insurance	(3)	158	334	654
OREO valuation allowance and expenses	212	141	963	657
Core deposit intangible amortization	163	187	688	784
Other	1,066	718	3,659	3,325
Total Noninterest Expense	9,488	8,241	36,233	38,149
Income before income taxes	5,633	5,185	20,937	15,401
Income tax expense	1,558	1,371	5,665	4,173
Net Income	$4,075	$3,814	$15,272	$11,228

THE COMMUNITY FINANCIAL CORPORATION
SUPPLEMENTAL YEAR TO DATE FINANCIAL DATA (UNAUDITED)

	December 31,
	2019	2018
KEY OPERATING RATIOS
Return on average assets	0.88%	0.70%
Return on average common equity	9.32%	7.53%
Average total equity to average total assets	9.40%	9.30%
Interest rate spread	3.06%	3.22%
Net interest margin	3.31%	3.43%
Cost of funds	1.22%	0.99%
Cost of deposits	1.06%	0.80%
Cost of debt	3.59%	3.19%
Efficiency ratio	61.10%	69.42%
Efficiency ratio - Non-GAAP**	59.84%	61.54%
Noninterest expense to average assets	2.08%	2.38%
Net operating expense to average assets	1.75%	2.13%
Net operating exp. to average assets - Non-GAAP**	1.71%	1.85%
Avg. int-earning assets to avg. int-bearing liabilities	121.62%	121.31%
Net charge-offs to average loans	0.16%	0.07%
COMMON SHARE DATA
Basic net income per common share	$2.75	$2.02
Diluted net income per common share	2.75	2.02
Cash dividends paid per common share	0.50	0.40
Weighted average common shares outstanding:
Basic	5,560,588	5,550,510
Diluted	5,560,588	5,550,510

** Non-GAAP financial measure. See reconciliation of GAAP and NON-GAAP measures.

THE COMMUNITY FINANCIAL CORPORATION
SUPPLEMENTAL YEAR TO DATE FINANCIAL DATA (UNAUDITED)
RECONCILIATION OF GAAP AND NON-GAAP FINANCIAL MEASURES

This press release, including the accompanying financial statement tables, contains financial information determined by methods other than in accordance with generally accepted accounting principles, or GAAP. This financial information includes certain operating performance measures, which exclude merger and acquisition costs, OREO gains and losses and OREO expenses, and gains and losses on sales of investments or other assets, that are not considered part of recurring operations. These non-GAAP measures are included because the Company believes they may provide useful supplemental information for evaluating the underlying performance trends of the Company.

(dollars in thousands, except per share amounts )	Years Ended December 31,
	2019	2018
Efficiency ratio - GAAP basis
Noninterest expense	$36,233	$38,149
Net interest income plus noninterest income	59,300	54,955

Efficiency ratio - GAAP basis	61.10%	69.42%

Efficiency ratio - Non-GAAP basis
Noninterest Expense	$36,233	$38,149
Non-GAAP adjustments:
Merger and acquisition costs	—	(3,625)
OREO valuation allowance and expenses	(963)	(657)
Noninterest expense - as adjusted	35,270	33,867

Net interest income plus noninterest income	59,300	54,955
Non-GAAP adjustments:
(Gains) losses on sale of asset or held for sale assets	1	(1)
Net (gains) losses on sale of investment securities	(226)	—
Unrealized (gains) losses on equity securities	(134)	81
Net interest income plus noninterest income - adjusted	$58,941	$55,035

Efficiency ratio -Non-GAAP basis	59.84%	61.54%

Net operating exp. to average assets ratio - GAAP basis
Average Assets	$1,743,448	$1,603,393

Noninterest expense	36,233	38,149
Less: Noninterest income	(5,766)	(4,068)
Net operating exp.	$30,467	$34,081
Net operating exp. to average assets - GAAP basis	1.75%	2.13%

Net operating exp. to average assets ratio -Non-GAAP basis
Average Assets	$1,743,448	$1,603,393

Net operating exp.	30,467	34,081
Non-GAAP adjustments noninterest expense:
Merger and acquisition costs	—	(3,625)
OREO valuation allowance and expenses	(963)	(657)
Non-GAAP adjustments noninterest income:
Gains (losses) on sale of asset or held for sale assets	(1)	1
Net gains (losses) on sale of investment securities	226	—
Unrealized gains (losses) on equity securities	134	(81)
Net operating exp.-adjusted	$29,863	$29,719
Net operating exp. to average assets - Non-GAAP basis	1.71%	1.85%

THE COMMUNITY FINANCIAL CORPORATION
RECONCILIATION OF NON-GAAP MEASURES THREE MONTHS ENDED (UNAUDITED)

Reconciliation of US GAAP Net Income, Earnings Per Share (EPS), Return on Average Assets (ROAA) and Return on Average Common Equity  (ROACE) to Non-GAAP Operating Net Income, EPS, ROAA and ROACE

This press release, including the accompanying financial statement tables, contains financial information determined by methods other than in accordance with generally accepted accounting principles, or GAAP. This financial information includes certain operating performance measures, which exclude merger and acquisition costs and the fourth quarter 2017  income tax expense attributable to the revaluation of deferred tax assets as a result of the reduction in the corporate income tax rate under the recently enacted Tax Cuts and Jobs Act. These expenses are not considered part of recurring operations, such as “operating net income,”  “operating earnings per share,” “operating return on average assets,” and “operating return on average common equity.” These non-GAAP measures are included because the Company believes they may provide useful supplemental information for evaluating the underlying performance trends of the Company.

(dollars in thousands, except per share amounts)	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018
Net income (as reported)	$4,075	$3,693	$3,627	$3,877	$3,814
Impact of Tax Cuts and Jobs Act	—	—	—	—	—
Merger and acquisition costs (net of tax)	—	—	—	—	4
Non-GAAP operating net income	$4,075	$3,693	$3,627	$3,877	$3,818

Income before income taxes (as reported)	$5,633	$5,090	$5,021	$5,193	$5,185
Merger and acquisition costs ("M&A")	—	—	—	—	5
Adjusted pretax income	5,633	5,090	5,021	5,193	5,190
Income tax expense	1,558	1,397	1,394	1,316	1,372
Non-GAAP operating net income	$4,075	$3,693	$3,627	$3,877	$3,818

GAAP diluted earnings per share ("EPS")	$0.73	$0.66	$0.65	$0.70	$0.69
Non-GAAP operating diluted EPS before M&A	$0.73	$0.66	$0.65	$0.70	$0.69

GAAP return on average assets ("ROAA")	0.91%	0.84%	0.84%	0.91%	0.93%
Non-GAAP operating ROAA before M&A	0.91%	0.84%	0.84%	0.91%	0.93%

GAAP return on average common equity ("ROACE")	9.58%	8.86%	8.99%	9.85%	10.01%
Non-GAAP operating ROACE before M&A	9.58%	8.86%	8.99%	9.85%	10.02%

Net income	$4,075	$3,693	$3,627	$3,877	$3,814
Weighted average common shares outstanding	5,563,455	5,560,878	5,559,821	5,558,137	5,551,962
Average assets	$1,797,182	$1,755,022	$1,721,196	$1,699,188	$1,644,808
Average equity	$170,058	$166,695	$161,376	$157,443	$152,406

THE COMMUNITY FINANCIAL CORPORATION
RECONCILIATION OF NON-GAAP MEASURES YEARS ENDED (UNAUDITED)

Reconciliation of US GAAP Net Income, Earnings Per Share (EPS), Return on Average Assets (ROAA) and Return on Average Common Equity  (ROACE) to Non-GAAP Operating Net Income, EPS, ROAA and ROACE

This press release, including the accompanying financial statement tables, contains financial information determined by methods other than in accordance with generally accepted accounting principles, or GAAP. This financial information includes certain operating performance measures, which exclude merger and acquisition costs. These expenses are not considered part of recurring operations, such as “operating net income”, “operating earnings per share”, “operating return on average assets”, and “operating return on average common equity”. These non-GAAP measures are included because the Company believes they may provide useful supplemental information for evaluating the underlying performance trends of the Company.

(dollars in thousands, except per share amounts)	Years Ended December 31,
	2019	2018
Net income (as reported)	$15,272	$11,228
Impact of Tax Cuts and Jobs Act	—	—
Merger and acquisition costs (net of tax)	—	2,693
Non-GAAP operating net income	$15,272	$13,921

Income before income taxes (as reported)	$20,937	$15,401
Merger and acquisition costs ("M&A")	—	3,625
Adjusted pretax income	20,937	19,026
Income tax expense	5,665	5,105
Non-GAAP operating net income	$15,272	$13,921

GAAP diluted earnings per share ("EPS")	$2.75	$2.02
Non-GAAP operating diluted EPS before M&A	$2.75	$2.51

GAAP return on average assets ("ROAA')	0.88%	0.70%
Non-GAAP operating ROAA before M&A	0.88%	0.87%

GAAP return on average common equity ("ROACE")	9.32%	7.53%
Non-GAAP operating ROACE before M&A	9.32%	9.33%

Net income	$15,272	$11,228
Weighted average common shares outstanding	5,560,588	5,550,510
Average assets	$1,743,448	$1,603,393
Average equity	$163,936	$149,128

THE COMMUNITY FINANCIAL CORPORATION
RECONCILIATION OF NON-GAAP MEASURES YEARS ENDED (UNAUDITED)

Reconciliation of US GAAP total assets, common equity, common equity to assets and book value to Non-GAAP tangible assets, tangible common equity, tangible common equity to tangible assets and tangible book value.

This press release, including the accompanying financial statement tables, contains financial information determined by methods other than in accordance with generally accepted accounting principles, or GAAP. This financial information includes certain  performance measures, which exclude intangible assets. These non-GAAP measures are included because the Company believes they may provide useful supplemental information for evaluating the underlying performance trends of the Company.

(dollars in thousands, except per share amounts)	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018
Total assets	$1,797,536	$1,855,732	$1,756,448	$1,711,947	$1,689,227
Less: Intangible assets
Goodwill	10,835	10,835	10,835	10,835	10,835
Core deposit intangible	2,118	2,281	2,450	2,625	2,806
Total intangible assets	12,953	13,116	13,285	13,460	13,641
Tangible assets	$1,784,583	$1,842,616	$1,743,163	$1,698,487	$1,675,586

Total common equity	$181,494	$167,409	$163,645	$159,080	$154,482
Less: Intangible assets	12,953	13,116	13,285	13,460	13,641
Tangible common equity	$168,541	$154,293	$150,360	$145,620	$140,841

Common shares outstanding at end of period	5,900,249	5,583,492	5,582,438	5,581,521	5,577,559

GAAP common equity to assets	10.10%	9.02%	9.32%	9.29%	9.15%
Non-GAAP tangible common equity to tangible assets	9.44%	8.37%	8.63%	8.57%	8.41%

GAAP common book value per share	$30.76	$29.98	$29.31	$28.50	$27.70
Non-GAAP tangible common book value per share	$28.57	$27.63	$26.93	$26.09	$25.25

THE COMMUNITY FINANCIAL CORPORATION
AVERAGE CONSOLIDATED BALANCE SHEETS AND NET INTEREST INCOME (UNAUDITED)

(dollars in thousands)	Three Months Ended December 31,						For the Three Months Ended
	2019			2018			December 31, 2019			September 30, 2019
	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost
Assets
Interest-earning assets:
Loan portfolio	$1,409,498	$16,565	4.70%	$1,309,380	$15,461	4.72%	$1,409,498	$16,565	4.70%	$1,377,165	$16,542	4.80%
Investment securities, federal funds sold and interest-bearing deposits	256,674	1,714	2.67%	221,896	1,581	2.85%	256,674	1,714	2.67%	246,396	1,717	2.79%
Total Interest-Earning Assets	1,666,172	18,279	4.39%	1,531,276	17,042	4.45%	1,666,172	18,279	4.39%	1,623,561	18,259	4.50%
Cash and cash equivalents	27,808			19,429			27,808			26,253
Goodwill	10,835			10,719			10,835			10,835
Core deposit intangible	2,224			2,928			2,224			2,392
Other assets	90,143			80,456			90,143			91,981
Total Assets	$1,797,182			$1,644,808			$1,797,182			$1,755,022

Liabilities and Stockholders' Equity
Interest-bearing liabilities:
Savings	$68,855	$17	0.10%	$70,593	$18	0.10%	$68,855	$17	0.10%	$70,669	$18	0.10%
Interest-bearing demand and money market accounts	771,542	1,785	0.93%	676,196	1,588	0.94%	771,542	1,785	0.93%	706,574	1,624	0.92%
Certificates of deposit	420,877	1,975	1.88%	437,278	1,880	1.72%	420,877	1,975	1.88%	453,014	2,225	1.96%
Long-term debt	49,343	229	1.86%	20,441	99	1.94%	49,343	229	1.86%	40,447	223	2.21%
Short-term debt	14,565	65	1.79%	20,698	125	2.42%	14,565	65	1.79%	22,509	140	2.49%
Subordinated Notes	23,000	359	6.24%	23,000	360	6.26%	23,000	359	6.24%	23,000	359	6.24%
Guaranteed preferred beneficial interest in junior subordinated debentures	12,000	136	4.53%	12,000	147	4.90%	12,000	136	4.53%	12,000	145	4.83%
Total Interest-Bearing Liabilities	1,360,182	4,566	1.34%	1,260,206	4,217	1.34%	1,360,182	4,566	1.34%	1,328,213	4,734	1.43%
Noninterest-bearing demand deposits	243,728			218,367			243,728			235,950
Other liabilities	23,214			13,829			23,214			24,164
Stockholders' equity	170,058			152,406			170,058			166,695
Total Liabilities and Stockholders' Equity	$1,797,182			$1,644,808			$1,797,182			$1,755,022

Net interest income		$13,713			$12,825			$13,713			$13,525

Interest rate spread			3.05%			3.11%			3.05%			3.07%
Net yield on interest-earning assets			3.29%			3.35%			3.29%			3.33%
Ratio of average interest-earning assets to average interest bearing liabilities			122.50%			121.51%			122.50%			122.24%
Average loans to average deposits			93.65%			93.36%			93.65%			93.93%
Average transaction deposits to total average deposits **			72.03%			68.82%			72.03%			69.10%
Ratio of average IEAs to average IBLs			122.50%			121.51%			122.50%			122.24%

Cost of funds			1.14%			1.14%			1.14%			1.21%
Cost of deposits			1.00%			0.99%			1.00%			1.05%
Cost of debt			3.19%			3.84%			3.19%			3.54%

Note: Loan average balance includes non-accrual loans. There are no tax equivalency adjustments. There was $240,000, $107,000 and $242,000 of accretion interest for the three months ended December 31, 2019 and 2018, and September 30, 2019, respectively.

** Transaction deposits exclude time deposits.

THE COMMUNITY FINANCIAL CORPORATION
AVERAGE CONSOLIDATED BALANCE SHEETS AND NET INTEREST INCOME (UNAUDITED)

(dollars in thousands)	For the Years Ended December 31,
	2019			2018
	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost
Assets
Interest-earning assets:
Loan portfolio	$1,371,637	$65,602	4.78%	$1,282,292	$59,755	4.66%
Investment securities, federal funds sold and interest-bearing deposits	243,989	6,851	2.81%	201,360	5,418	2.69%
Total interest-earning assets	1,615,626	72,453	4.48%	1,483,652	65,173	4.39%
Cash and cash equivalents	23,044			23,579
Goodwill	10,835			10,439
Core deposit intangible	2,479			3,209
Other assets	91,464			82,514
Total Assets	$1,743,448			$1,603,393

Liabilities and Stockholders' Equity
Interest-bearing liabilities:
Savings	$70,130	$70	0.10%	$73,268	$62	0.08%
Interest-bearing demand and money market accounts	710,709	6,771	0.95%	584,341	4,020	0.69%
Certificates of deposit	448,924	8,537	1.90%	452,494	6,600	1.46%
Long-term debt	32,702	743	2.27%	35,684	853	2.39%
Short-term debt	30,965	774	2.50%	42,286	767	1.81%
Subordinated Notes	23,000	1,438	6.25%	23,000	1,438	6.25%
Guaranteed preferred beneficial interest in junior subordinated debentures	12,000	586	4.88%	12,000	546	4.55%
Total Interest-Bearing Liabilities	1,328,430	18,919	1.42%	1,223,073	14,286	1.17%
Noninterest-bearing demand deposits	226,964			217,897
Other liabilities	24,118			13,295
Stockholders' equity	163,936			149,128
Total Liabilities and Stockholders' Equity	$1,743,448			$1,603,393

Net interest income		$53,534			$50,887

Interest rate spread			3.06%			3.22%
Net yield on interest-earning assets			3.31%			3.43%
Ratio of average interest-earning assets to average interest bearing liabilities			121.62%			121.31%
Average loans to average deposits			94.16%			96.56%
Average transaction deposits to total average deposits **			69.18%			65.93%

Cost of funds			1.22%			0.99%
Cost of deposits			1.06%			0.80%
Cost of debt			3.59%			3.19%

Note: Loan average balance includes non-accrual loans. There are no tax equivalency adjustments. There was $864,000 and $742,000 of accretion interest years ended December 31, 2019 and 2018, respectively.

** Transaction deposits exclude time deposits.

THE COMMUNITY FINANCIAL CORPORATION
SUMMARY OF LOAN PORTFOLIO (UNAUDITED)
(dollars in thousands)

BY LOAN TYPE	December 31, 2019%		September 30, 2019%		June 30, 2019%		March 31, 2019%		December 31, 2018%
Commercial real estate	$964,778	66.34%	$932,344	65.86%	$917,948	66.18%	$891,165	65.37%	$878,016	65.18%
Residential first mortgages	167,710	11.53%	163,727	11.57%	156,670	11.29%	156,653	11.49%	156,709	11.63%
Residential rentals	123,601	8.50%	121,170	8.56%	121,990	8.79%	124,518	9.13%	124,298	9.23%
Construction and land development	34,133	2.35%	30,774	2.17%	35,662	2.57%	32,798	2.41%	29,705	2.21%
Home equity and second mortgages	36,098	2.48%	36,182	2.56%	35,866	2.59%	36,746	2.70%	35,561	2.64%
Commercial loans	63,102	4.34%	69,179	4.89%	67,617	4.87%	70,725	5.19%	71,680	5.32%
Consumer loans	1,104	0.08%	937	0.07%	967	0.07%	851	0.06%	751	0.06%
Commercial equipment	63,647	4.38%	61,104	4.32%	50,466	3.64%	49,720	3.65%	50,202	3.73%
Gross loans	1,454,173	100.00%	1,415,417	100.00%	1,387,186	100.00%	1,363,176	100.00%	1,346,922	100.00%
Net deferred costs	1,878	0.13%	1,691	0.12%	1,363	0.10%	1,261	0.09%	1,183	0.09%
Total loans, net of deferred costs	$1,456,051		$1,417,108		$1,388,549		$1,364,437		$1,348,105

BY ACQUIRED AND NON-ACQUIRED	December 31, 2019%		September 30, 2019%		June 30, 2019%		March 31, 2019%		December 31, 2018%
Acquired loans - performing	$74,654	5.13%	$82,629	5.84%	$88,353	6.37%	$98,136	7.20%	$103,667	7.70%
Acquired loans - purchase credit impaired ("PCI")	2,424	0.17%	2,803	0.20%	2,772	0.20%	3,227	0.24%	3,220	0.24%
Total acquired loans	77,078	5.30%	85,432	6.04%	91,125	6.57%	101,363	7.44%	106,887	7.94%
Non-acquired loans**	1,377,095	94.70%	1,329,985	93.96%	1,296,061	93.43%	1,261,813	92.56%	1,240,035	92.06%
Gross loans	1,454,173	100.00%	1,415,417	100.00%	1,387,186	100.00%	1,363,176	100.00%	1,346,922	100.00%
Net deferred costs	1,878	0.13%	1,691	0.12%	1,363	0.10%	1,261	0.09%	1,183	0.09%
Total loans, net of deferred costs	$1,456,051		$1,417,108		$1,388,549		$1,364,437		$1,348,105

** Non-acquired loans include loans transferred from acquired pools following release of acquisition accounting FMV adjustments.

THE COMMUNITY FINANCIAL CORPORATION
SUMMARY OF LOAN PORTFOLIO (UNAUDITED) - Continued

	December 31, 2019				December 31, 2018
(dollars in thousands)	PCI	All other loans**	Total	%	PCI	All other loans**	Total	%
Commercial real estate	$1,738	$963,039	$964,777	66.34%	$1,785	$876,231	$878,016	65.18%
Residential first mortgages	—	167,710	167,710	11.53%	466	156,243	156,709	11.63%
Residential rentals	295	123,306	123,601	8.50%	897	123,401	124,298	9.23%
Construction and land development	—	34,133	34,133	2.35%	—	29,705	29,705	2.21%
Home equity and second mortgages	391	35,707	36,098	2.48%	72	35,489	35,561	2.64%
Commercial loans	—	63,102	63,102	4.34%	—	71,680	71,680	5.32%
Consumer loans	—	1,104	1,104	0.08%	—	751	751	0.06%
Commercial equipment	—	63,647	63,647	4.38%	—	50,202	50,202	3.73%
Gross loans	2,424	1,451,748	1,454,172	100.00%	3,220	1,343,702	1,346,922	100.00%
Net deferred costs	—	1,878	1,878	0.13%	—	1,183	1,183	0.09%
Total loans, net of deferred costs	$2,424	$1,453,626	$1,456,050		$3,220	$1,344,885	$1,348,105

**All other loans include loans transferred from acquired pools following release of acquisition accounting FMV adjustments. There were no acquired loans before December 31, 2017.

The following table is based on contractual interest rates and does not include the amortization of deferred costs and fees or assumptions regarding non-accrual interest:

Weighted End of Period Contractual Interest Rates

(dollars in thousands)	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018
	EOP Contractual Interest rate	EOP Contractual Interest rate	EOP Contractual Interest rate	EOP Contractual Interest rate	EOP Contractual Interest rate
Commercial real estate	4.59%	4.64%	4.66%	4.63%	4.61%
Residential first mortgages	3.95%	3.96%	3.95%	3.94%	3.93%
Residential rentals	4.79%	4.80%	4.84%	4.79%	4.77%
Construction and land development	5.12%	5.29%	5.45%	5.41%	5.32%
Home equity and second mortgages	4.90%	5.38%	5.62%	5.62%	5.39%
Commercial loans	5.26%	5.65%	5.89%	5.91%	5.76%
Consumer loans	6.25%	6.41%	6.60%	6.88%	6.93%
Commercial equipment	4.49%	4.59%	4.60%	4.54%	4.52%
Total Loans	4.58%	4.66%	4.70%	4.68%	4.64%

THE COMMUNITY FINANCIAL CORPORATION
ALLOWANCE FOR LOAN LOSSES (UNAUDITED)

(dollars in thousands)	Three Months Ended
	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018
Beginning of period	$11,252	$10,918	$10,846	$10,976	$10,739

Charge-offs	(1,155)	(144)	(333)	(742)	(254)
Recoveries	40	28	30	112	26
Net charge-offs	(1,115)	(116)	(303)	(630)	(228)

Provision for loan losses	805	450	375	500	465
End of period	$10,942	$11,252%	$10,918	$10,846	$10,976

Net charge-offs to average loans (annualized)	(0.32)	(0.03)%	(0.09)%	(0.19)%	(0.07)%

Breakdown of general and specific allowance as a percentage of gross loans
General allowance	$10,114	$9,776	$9,737	$9,788	$9,796
Specific allowance	828	1,476	1,181	1,058	1,180
	$10,942	$11,252	$10,918	$10,846	$10,976

General allowance	0.70%	0.69%	0.70%	0.72%	0.73%
Specific allowance	0.05%	0.10%	0.09%	0.08%	0.08%
Allowance to gross loans	0.75%	0.79%	0.79%	0.80%	0.81%

Allowance to non-acquired gross loans	0.79%	0.85%	0.84%	0.86%	0.89%

Allowance+ Non-PCI FV Mark	$12,128	$12,600	$12,410	$12,540	$12,836
Allowance+ Non-PCI FV Mark to gross loans	0.83%	0.89%	0.89%	0.92%	0.95%

THE COMMUNITY FINANCIAL CORPORATION
SUMMARY OF  DEPOSITS (UNAUDITED)

	December 31, 2019		September 30, 2019		June 30, 2019		March 31, 2019		December 31, 2018
(dollars in thousands)	Balance	%	Balance	%	Balance	%	Balance	%	Balance	%
Noninterest-bearing demand	$241,174	15.95%	$243,425	15.60%	$226,712	15.17%	$214,432	14.90%	$209,378	14.65%
Interest-bearing:
Demand	523,802	34.65%	539,512	34.59%	458,686	30.69%	411,029	28.56%	437,170	30.57%
Money market deposits	283,438	18.75%	274,743	17.61%	277,823	18.59%	272,994	18.97%	266,160	18.62%
Savings	69,254	4.58%	67,544	4.33%	70,652	4.73%	70,873	4.92%	69,892	4.89%
Certificates of deposit	394,169	26.07%	434,736	27.87%	460,569	30.82%	469,839	32.65%	447,029	31.27%
Total interest-bearing	1,270,663	84.05%	1,316,535	84.40%	1,267,730	84.83%	1,224,735	85.10%	1,220,251	85.35%
Total Deposits	$1,511,837	100.00%	$1,559,960	100.00%	$1,494,442	100.00%	$1,439,167	100.00%	$1,429,629	100.00%

Transaction accounts	$1,117,668	73.93%	$1,125,224	72.13%	$1,033,873	69.18%	$969,328	67.35%	$982,600	68.73%